                                 Exhibit 99(a)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 11-K






[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended December 31, 1997


OR


[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from _________________ to _________________

Commission file number 1-7155 (The Dun & Bradstreet Corporation)


A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

   Profit Participation Plan of The Dun & Bradstreet Corporation.

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

   The Dun & Bradstreet Corporation, One Diamond Hill Road, Murray Hill, NJ
   07974.


                              REQUIRED INFORMATION

         The required financial statements are attached to this report.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Employee Benefits Committee of The Dun & Bradstreet Corporation has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               PROFIT PARTICIPATION PLAN OF
                                             THE DUN & BRADSTREET CORPORATION
                                                      (Name of Plan)



                                        BY: __________________________________
                                                  Chester J. Geveda Jr.
                                               Vice President & Controller


Date: June 22, 1998
                                       1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No.4 to the registration statement of The Dun & Bradstreet Corporation on Form S-8 (File No. 33-27144) of our report dated June 22, 1998 on our audits of the financial statements of the Profit Participation Plan of The Dun & Bradstreet Corporation as of December 31, 1997 and 1996 and for the year ended December 31, 1997, which report is included in this annual report on Form 11-K.


                                                     Coopers & Lybrand LLP


New York, New York
June 22, 1998
                                       2

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                       Pages F-

Report of Independent Accountants                                             2
Statements of Net Assets Available for Plan Benefits as of
     December 31, 1997 and 1996                                             3-4
Statement of Changes in Net Assets Available for Plan Benefits
     for the year Ended December 31, 1997                                     5
Notes to Financial Statements                                              6-11

                                -----------------

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Employee Benefits Committee of The Board of Directors of THE DUN & BRADSTREET CORPORATION:

We have audited the accompanying statements of net assets available for plan benefits of the PROFIT PARTICIPATION PLAN of THE DUN & BRADSTREET CORPORATION (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for plan benefits for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The fund information in the statements of net assets available for plan benefits as of December 31, 1997 and 1996 and the statement of changes in net assets available for plan benefits for the year ended December 31, 1997 is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The fund information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                             Coopers & Lybrand L.L.P.


New York, New York
June 22, 1998

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION
   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                            As of December 31, 1997
                             (Dollars in Thousands)



                                                    FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                    Common Stock Fund
                                                  ----------------------

                                                 Dun &      Dun &
                                              Bradstreet Bradstreet Special Mid & Small International   Balanced
                                       Equity   Legacy     Common    Fixed    Equity        Equity       Equity
                                       Index    Stock      Stock     Income   Index         Index        Index     Loan
     Assets                   Total     Fund     Fund       Fund      Fund     Fund          Fund         Fund    Account
-------------------------------------------------------------------------------------------------------------------------
Investments in Group Trust,
at fair value                $872,861 $350,273 $103,873  $20,266   $306,416  $30,401       $17,735     $ 26,554   $17,343

Accrued interest receivable       127       54        0       24         34        6             5            4         0
on participant loans

Interfund receivable (payable)      0    2,890   (1,367)   2,523     (4,842)     515        (1,016)       1,297         0

Contributions receivable:
      Employer                    134       86       87      (38)       254       25          (288)           8         0
      Participants                743      777      122      170       (670)     172            67          105         0

                             -------- -------- --------  -------   --------  -------       -------      -------   -------
Net assets available for
plan benefits                $873,865 $354,080 $102,715  $22,945   $301,192  $31,119       $16,503      $27,968   $17,343
                             ======== ======== ========  =======   ========  =======       =======      =======   =======



    The accompanying notes are an integral part of the financial statements.

                                   F-3

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION
   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                             As of December 31, 1996
                             (Dollars in Thousands)




                                                   FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------

                                                  Common Stock Fund
                                               ------------------------

                                                   Dun &      Dun &
                                                 Bradstreet Bradstreet Special Long Term Mid & Small International
                                         Equity    Legacy     Common    Fixed    Bond      Equity        Equity
                                         Index     Stock      Stock     Income   Index     Index         Index     Loan
     Assets                    Total      Fund      Fund       Fund      Fund    Fund      Fund          Fund     Account
-------------------------------------------------------------------------------------------------------------------------
Investments in Group Trust,   $828,250  $316,336  $119,129  $  1,709   $326,867 $ 37,019   $    -      $    -     $ 27,190
at fair value

Accrued interest receivable        102        53         0         0         41        7         1           0           0
on participant loans

Interfund receivable (payable)       0    (7,188)   (8,723)    2,561     18,140  (21,028)    9,151       7,087           0

Contributions receivable:
  Employer                         340       113         (9)      93        115       20         5           3           0
  Participants                   2,145       841          0      498        595      178        21          12           0

                              ---------  --------  --------- -------- ----------  --------  -------    --------    -------
  Total assets                 830,837   310,155    110,397    4,861    345,758    16,196    9,178       7,102      27,190
                              ---------  --------  --------- -------- ----------  --------  -------    --------    -------

     LIABILITIES

Due to other companies         (48,460)  (25,912)    (3,859)     (28)    (9,766)   (3,596)     (25)         (5)     (5,269)
(Note 2)                      ---------  --------  --------- -------- ----------  --------   -------    --------    -------

  Total liabilities            (48,460)  (25,912)    (3,859)     (28)    (9,766)   (3,596)     (25)         (5)     (5,269)
                              ---------  --------  --------- -------- ----------  ---------  -------    --------    -------

Net assets available for
plan benefits                 $782,377   $284,243   $106,538   $4,833  $335,992    $12,600   $9,153      $7,097     $21,921
                              =========  =========  ========= ======== =========   ========  ========   ========    =======



    The accompanying notes are an integral part of the financial statements.

                                      F-4


                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION
                      For The Year Ended December 31, 1997
                             (Dollars in Thousands)


                                                   FUND INFORMATION
-----------------------------------------------------------------------------------------------------------------------------------


                                                  Common Stock Fund
                                                ---------------------

                                                   Dun &      Dun %
                                                 Bradstreet Bradstreet Special Long Term Mid & Small International Balanced
                                          Equity   Legacy     Common    Fixed    Bond      Equity        Equity     Equity
                                          Index    Stock      Stock     Income   Index     Index         Index      Index   Loan
                                  Total   Fund     Fund       Fund      Fund     Fund      Fund          Fund       Fund   Account
----------------------------------------------------------------------------------------------------------------------------------
Allocated income in Group Trust $151,471  $88,947  $29,571   $3,363    $20,095  $   114    $4,094       $(3)     $3,897   $ 1,393

Accrued interest receivable on       126       53        0       24         34        0         6         5           4         0
participant loans

Contributions received:
     Employer                     10,980    4,393       (4)   2,217      2,849        0       679        466        380         0
     Participants                 33,693   15,167     (114)   5,378      7,037      (24)    2,851      1,790      1,608         0

Participant loan repayments         (116)   3,993        2    1,680      3,667      (97)      334        268        321   (10,284)

Benefits Paid to participants   (103,647) (41,290) (11,339)    (971)   (45,198)  (1,034)   (1,259)    (1,012)    (1,544)        0

Loans to participants             (3,927)  (3,530)  (1,285)    (472)    (2,532)     (20)     (171)      (135)      (107)    4,325

Transfer of assets to other        2,908    3,280       (9)      10       (387)    (102)       10         13        105       (12)
companies (note 2)

Interfund transfers                    0  (1,176)  (20,645)   6,883    (20,365) (11,437)   15,422      8,014     23,304         0

                                --------  -------  -------   ------   --------  -------    ------    -------    -------   -------
Net increase (decrease) for the   91,488   69,837   (3,823)  18,112    (34,800) (12,600)   21,966      9,406     27,968    (4,578)
year
                                 -------  -------  -------  -------   --------  -------   -------   --------    -------   -------

Net assets available for plan
benefits, as of January 1, 1997  782,377  284,243  106,538    4,833    335,992   12,600     9,153      7,097          0    21,921
                                 -------  -------  -------  -------   --------  -------   -------   --------     ------    ------

Net assets available for plan
benefits, as of December 31,    $873,865 $354,080 $102,715  $22,945   $301,192  $    -     $31,119   $16,503    $27,968   $17,343
1997                            ======== ======== ========  =======   ========  =======    =======   =======    =======   =======



    The accompanying notes are an integral part of the financial statements.


                                      F-5

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                          NOTES TO FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

Master Trust   The Dun & Bradstreet Corporation and affiliated participating companies (the "Company") has established with Bankers Trust Company (the "Trustee"), The Dun & Bradstreet Defined Contribution Plan Group Trust (the "Group Trust"), a master trust. The assets of the Profit Participation Plan of The Dun & Bradstreet Corporation (the "Plan") are commingled for investment purposes with the assets of the DonTech Profit Participation Plan. The Plan's investment in the Group Trust is based on its relative interest in the fair value of the assets held in the Group Trust. Investment income, gains and losses on sales of investments and net appreciation/depreciation in the fair value of investments are allocated to the Plan based upon its relative investment balances at fair value during the valuation period.

Contributions Contributions by participating employees ("participants") are recorded in the period payroll deductions are made. Contributions by the Company are based upon amounts required to be funded under the provisions of the Plan.

Payment of Benefits      Benefits are recorded when paid.

Liabilities of $17,771,944 and $17,079,604 for the years ended December 31, 1997 and 1996 respectively, relating to participants who have elected to withdraw from the Plan but have not yet been paid, have been reflected on the Forms 5500. The difference between benefits paid to participants reported in the Statement of Changes in Net Assets Available for Plan Benefits and the Form 5500 for the year ended December 31, 1997 amounted to $692,340.

Use of Estimates    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Certain investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statement of Net Assets Available for Plan Benefits and the Statement of Changes in Net Assets Available for Plan Benefits.

Plan Termination    While the Company has not expressed any intent to
discontinue its contributions or to terminate the Plan, it is free to do so at any time subject to the provisions of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code which state that, in such event, all participants of the Plan shall be fully vested in the amounts credited to their accounts.

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                  NOTES TO FINANCIAL STATEMENTS - (Continued)


Note 2.  Plan Description

The following summary of major Plan provisions in effect for the Plan year is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan is a defined contribution plan and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Full time associates of the Company are immediately eligible on their date of hire. Part time associates who work at least one thousand hours during the consecutive twelve-month period following employment, or in any calendar year thereafter, are eligible to participate in the Plan on the following January 1 or July 1.

Participants contribute to the basic Plan by authorizing payroll deductions equal to 2%, 3%, 4%, 5% or 6% of their creditable compensation as defined in the Plan. The Company makes matching contributions equal to a minimum of 50% of aggregate participants contributions. If the average increase in earnings per share ("EPS"), as defined in the Plan, of common stock of The Dun & Bradstreet Corporation for any Plan year and the immediately preceding Plan year is greater than 5%, the Company contributes an additional percentage of the aggregate participant contributions. The percentage of additional Company matching contributions depends on the average increase in EPS and a participant's total years of service.

Participants also may make additional contributions (which are not eligible for company matching contributions) under an Investment Plan addendum to the basic Plan.

Participants are not permitted to invest more than 50% of their account balance or contributions in the Dun & Bradstreet Common Stock Fund, nor are they permitted to specify a dollar amount to be transferred into this fund. Participants are able to reallocate their entire account balances in multiples of 10% among the Plan's seven investment funds, subject to the 50% maximum for the Dun & Bradstreet Common Stock Fund.

Participants' contributions under the basic Plan and additional contributions under the Investment Plan may be made in the form of contributions from after-tax earnings and/or contributions from before-tax earnings, which have the effect of reducing current taxable earnings for federal income tax purposes. A participant's aggregate contributions may not exceed 16% of the participant's creditable compensation (up to 6% in contributions under the basic Plan and up to 10% in contributions under the Investment Plan) subject to an overall limit on before-tax contributions imposed by the Internal Revenue Code. For 1997, the Internal Revenue Code limit on before-tax contribution was $9,500.

To comply with certain provisions of the Tax Reform Act of 1986 (the "Act"), the Plan limits maximum covered compensation as defined by the Secretary of the Treasury. The maximum covered compensation for purposes of determining participant and Company contributions under the Plan for 1997 was $160,000. Additionally, the Plan provides for graduated vesting in the value of Company contributions to a participant's Plan account over a three year period beginning on the participant's initial employment date with the Company. In addition a participant becomes 100% vested in the value of Company contributions immediately upon attainment of age 65 or if they become totally and permanently disabled or die.

Upon termination of service with the Company, participants become eligible for a lump sum distribution of the vested portion of their account balance. Retired and terminated participants who have an account balance in excess of $3,500 may elect various forms of deferred distribution

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


Note 2. Plan Description (Cont.)

Participants may obtain loans from the Plan, which are secured by the vested balance in their accounts. The Plan limits the total number and amount of loans outstanding at any time for each participant. Interest rates applicable to Plan loans are commensurate with prevailing rates of interest charged on similar commercial loans determined in the marketplace plus 2%. The total number of participants with outstanding loans at December 31, 1997 was 3,809.

Amounts forfeited by nonvested or partially vested participants who terminated during the year ended December 31, 1997 totaled $706,332. Forfeited amounts reduce future Company contributions.

Note 3. Investment Funds

Participants of the Plan can elect to have amounts credited to their Plan accounts invested in one or more of seven investment funds: an Equity Index Fund, a Dun & Bradstreet Legacy Stock Fund, a Dun & Bradstreet Common Stock Fund, a Special Fixed Income Fund, a Balanced Equity Index Fund, a Mid & Small Equity Index Fund and an International Equity Index Fund.

The Equity Index Fund is a fund invested in the common stock of companies included in the Standard & Poor's 500 Stock Index (S&P 500), the number of participants at December 31, 1997 were 5,480. The Dun & Bradstreet Legacy Stock fund consists of shares of the Company, ACNielsen Corporation and Cognizant Corporation common stock, the number of participants at December 31, 1997 were 2,906. The Dun & Bradstreet Common Stock Fund is a fund invested in the common stock of The Dun & Bradstreet Corporation, the number of participants at December 31, 1997 were 3,543. The Special Fixed Income Fund is a fund invested in group insurance contracts (GICs) with one or more insurance companies and/or financial institutions selected by The Dun & Bradstreet Corporation, the number of participants as of December 31, 1997 was 4,084. The insurance companies and/or financial institutions contract to repay both principle and a specific rate of return, depending on market conditions when the contract is negotiated, and the length of the contract The Balanced Equity Fund is a fund invested in the common stock of companies included in the Standard & Poor's 500 Stock Index (S&P 500) and long term bonds, the number of participants at December 31, 1997 were 1,126. The Mid & Small Equity Index Fund is a fund invested in common stocks in the U.S. equity market that are not included in the S&P 500, the number of participants at December 31, 1997 were 1,949. The International Equity Index Fund is a fund invested in a portfolio of securities traded outside the U.S. Investment selections are based on the Europe, Australia and Far East Index, the number of participants at December 31, 1997 were 1,521.

The Balanced Equity Fund replaced the Long Term Bond Index Fund after December 31, 1996. Participants who had investments within the Long Term Bond Index Fund were allowed to transfer their assets to the remaining funds or have their assets transferred into the Balanced Equity Fund automatically.

Contributions received from participants and the Company are temporarily invested in Bankers Trust Company Short-Term Investment Fund, pending investment into the funds. Investments of the Special Fixed Income Fund consist entirely of investment contracts with insurance companies which represents a concentration of credit risk. However, the Plan does not anticipate nonperformance by the insurance companies.

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


Note 4.  Transfer of Assets

On November 1, 1996, the Company reorganized into three publicly traded companies by spinning off two of its businesses to shareholders through a tax-free distribution ("the distribution"). The distribution resulted in the following three companies: The Dun & Bradstreet Corporation, AC Nielsen Corporation and Cognizant Corporation. The participants of the plan at October 31, 1996 were given the option to transfer their profit participation plan
(PPP) account balances into the trivested companies' PPPs, receive a lump sum payment, or keep their funds in the Plan.

In connection with the reorganization, assets relating to the participants who elected to transfer their account balance were distributed to AC Nielsen and Cognizant Corporation PPP's. Amounts transferred in 1996 totaled $83,506,932 and $44,839,809, respectively. The remaining balances of $8,968,573 and $4,271,816 were transferred in 1997. In addition, assets of $33,773,358 were transferred in 1997 relating to other companies sold as part of the reorganization.

During 1996, Plan assets of Dataquest, and other divested companies of $6,199,600 and $987,092 respectively, were transferred. An additional $1,447,820 was transferred after year end relating to the divested companies.


Note 5. Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated July 7, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code(IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plans counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Note 6. Investment in Group Trust

The investment reflected in the Statement of Net Assets Available for Plan Benefits represents the Plan's share of total assets in the Group Trust which is 95.5% and 95.8% at December 31, 1997 and 1996, respectively.

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


Note 6.  Investment in Group Trust (Cont.)

Assets at fair value in the Group Trust are summarized as follows (in thousands):

                                                               December 31,
                                                              1997      1996
                                                              ----      ----

BGI Barclays Equity Index Fund                             $364,313*  $326,028*
The Dun & Bradstreet Corporation Common Stock                21,114      1,625
Ameritech Corporation Common Stock                            3,011      2,274
Legacy Common Stock Fund                                    107,651*   122,915*
New York Life Annuity Contract                               32,272     42,764
John Hancock Annuity Contract                                37,562     93,875*
Principal Mutual Annuity Contract                            64,064*   118,514*
MetLife Annuity Contract                                    100,428*    87,211*
Cigna Annuity Contract                                       52,150*         0
Trans American Annuity Contract                              21,663          0
BZW Barclays Long-Term Bond Index Fund                            0     37,865
BGI Balanced Equity Fund                                     27,481          0
BGI International Equity Fund                                18,371          0
BGI Mid & Small Cap Fund                                     31,096          0
Loan Account                                                 18,304     28,139
Bankers Trust Short-Term Investment Fund                     13,074      1,407
                                                           --------- ---------
Total Investments                                          $912,554   $862,620
Accrued interest and dividends                                1,797      1,530
                                                           --------- ---------
Total assets in Group Trust                                $914,351   $864,150
                                                           ========= =========

* These investments represented 5% or more of the total Plan assets.

The Group Trust's investments had the following income during 1997 (in thousands):

Net Appreciation

Investments, at fair value as determined by quoted market prices:

BGI Barclays Equity Index Fund                                       $ 90,545
The Dun & Bradstreet Common Stock                                       3,084
Ameritech Common Stock                                                    719
Legacy Common Stock                                                    28,570
BGI Balanced Equity Fund                                                3,553
BGI Mid & Small Cap Fund                                                3,912
BGI International Equity Fund                                            (230)
BGI Barclays Long-Term Bond Index Fund                                    (63)
                                                                    ----------
Total net appreciation                                              $ 130,090
                                                                    ----------

                          PROFIT PARTICIPATION PLAN OF
                        THE DUN & BRADSTREET CORPORATION

                   NOTES TO FINANCIAL STATEMENTS - (Continued)


Note 6.  Investment in Group Trust (Cont.)

Investment Income
Interest                                            $ 26,183
Dividends                                              1,886
                                                    --------
         Total Investment Income                      28,069
                                                    --------
Group Trust Income                                  $158,159
                                                    ========

The Plan's allocated income in the Group Trust represents its participating share throughout the year ended December 31, 1997

Investments in securities are included at fair value. The fair value of investments is determined utilizing the applicable December 31 closing sales prices as quoted in published financial sources.

Investments in the Bankers Trust Company Short-Term Investment Fund, the BZW Barclays Equity Index Fund and the BZW Barclays Long-Term Bond Index Fund are valued at the applicable December 31 redemption prices reported by the managers of the Funds.

Investments under The New York Life Insurance Company, John Hancock Mutual Life Insurance Company, Metropolitan Life Insurance Company and the Principal Mutual Life Insurance Company investment contracts do not participate directly in market appreciation or depreciation. Such investments are stated at contract value which approximates fair value and which represents the aggregate amount of accumulated contributions into the account and interest earned thereon, less accumulated distributions and administrative expenses.

Dividend income is recorded on the ex-dividend date. Interest earned on investments is recorded on the accrual basis. Purchases and sales of securities are recorded on the trade date.

The net appreciation in the fair value of the Group Trust's investments consists of realized gains and losses and the unrealized appreciation on those investments for the year.

Note 7. Plan Expenses

Transaction and investment manager fees relating to investments in the Dun & Bradstreet Common Stock Fund, Equity Index Fund, and Long-Term Bond Index Fund are charged against Plan assets. Trustee fees and other expenses of administering the Plan are borne by the Company.

Note 8 Subsequent Events

The Company announced that it will reorganize into two publicly traded companies by spinning off businesses to shareholders through a tax free distribution. The distribution will result in the following companies: The Dun & Bradstreet Corporation and Ruben H. Donnelly Corporation.

During May 1998, the Plan changed its trustee from Bankers Trust Company to Northern Trust.